Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 101 to Registration Statement No. 002-52322 on Form N-1A of our report dated June 13, 2007 relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity Mid-Cap Stock Fund, appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended April 30, 2007, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 3, 2008